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                                                                      EXHIBIT 21


                                  SUBSIDIARIES



1.   Saratoga Resources, Inc., a Texas corporation.
2.   Lobo Operating, Inc., a Texas corporation.
3.   Lobo Energy, Inc., a Texas corporation.
4.   Saratoga Holdings, I, Inc., a Texas corporation.
5.   OptiCare Shellco Merger Corporation, a Delaware corporation.
6.   PrimeVision Shellco Merger Corporation, a Delaware corporation.